[KPMG LLP LETTERHEAD]


                          Independent Auditors' Consent


The Board of Directors
CCF Holding Company

We consent to incorporation by reference in the registration statement (No. 333-4194) on Form S-8 of CCF Holding Company of our report dated February 6, 1998, relating to the consolidated balance sheet of CCF Holding Company and subsidiary as of December 31, 1997 and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 1997 and September 30, 1996, and for the three-month period ended December 31, 1996, which report appears in the December 31, 1998 annual report on Form 10-KSB of CCF Holding Company.

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/s/ KPMG LLP
    KPMG LLP


Atlanta, Georgia
March 26, 1999